Exhibit 99.1	Contact: Roween Nacionales Southwall Technologies Phone: (650) 798-1200
For Immediate Release

Southwall Announces Earnings for Q3 2006

Palo Alto, California - October 30, 2006 - Southwall Technologies Inc. (OTC BB: SWTX.OB) released its financial results for the third quarter of fiscal 2006 following the close of market on October 30, 2006.

Selected Third Quarter Financial Highlights

•
Third quarter revenues of $9.6 million decreased 20% from $12.0 million in the third quarter 2005 and decreased 15% from $11.3 million in the second quarter 2006. The decrease in revenues was the result of supplier quality problems and yield issues with one electronic display product.

•	Third quarter 2006 gross margin was 41%, an increase of 7% from the third quarter 2005 margin of 34% and an increase of 5% over second quarter 2006 gross margin of 36%.
•
Third quarter 2006 net loss of $2.7 million included charges of $1.9 million relating to an accrual of leasehold obligations and other expenses as a result of closing down the Palo Alto manufacturing facility, $0.3 million relating to a severance package and $0.1 million accrual for settlement of an employee lawsuit. Third quarter 2005 net income was $15,000. Second quarter 2006 net loss of $1.4 million included charges of $0.2 million relating to net impairment charge for long-lived assets and $0.3 million of restructuring charges.

•
Third quarter 2006 net loss per fully diluted share was $0.11, compared to third quarter 2005 net income per fully diluted share of $0.00 and compared to second quarter 2006 net loss per fully diluted share of $0.06.

“Our third quarter 2006 gross margin is a company record high at 41% as we now produce all of our products in our manufacturing facility in Dresden, Germany. We continue to have good demand for our products but are now faced with the challenge of improving our product yields as we transition our Palo Alto products to Germany,” commented George Boyadjieff, Chairman and Interim CEO. “We will continue to reduce operating costs and are committed to returning back to profitability.”

The Company will hold a teleconference at 2:00 p.m. PT / 5:00 p.m. ET today to discuss the results in more detail.

This call will be open to all investors via a webcast accessible at www.southwall.com and by phone. Both phone and webcast replays will be available for approximately one week after the teleconference, beginning approximately two hours after the call ends.

How to Access the Webcast

Go to the Southwall website at www.southwall.com and access the CCBN webcast icon by selecting “News & Events => Press Releases” from the main menu bar. From here, you can listen to the teleconference, assuming that your computer system is configured properly.

How to Access the Call

Using access code # 8354340, domestic U.S. callers can dial (877) 481-7179, while international callers can dial (706) 634-7186. The phone replay will be accessible at (800) 642-1687 or (706) 645-9291, access code # 8354340.

About Southwall Technologies Inc.

Southwall Technologies Inc. designs and produces thin film coatings that selectively absorb, reflect or transmit light. Southwall products are used in a number of automotive, electronic display and architectural glass products to enhance optical and thermal performance characteristics, improve user comfort and reduce energy costs. Southwall is an ISO 9001:2000-certified manufacturer and sells advanced thin film coatings to over 25 countries around the world. Southwall’s customers include Audi, BMW, DaimlerChrysler, DuPont, Mitsui Chemicals, Peugeot~~-~~Citroën, Philips, Pilkington, Renault, Saint-Gobain Sekurit, and Volvo.

This press release may contain forward-looking statements, including, without limitation, statements regarding the Company's expectations, beliefs, intentions, or strategies regarding the future. All forward-looking statements in this press release are based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward-looking statements. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those presented. These risks include the possibility that the Company’s expected future results will be materially worse than estimated, that the Company may not continue to be profitable in future quarters or may not be able to achieve future long-term growth or that margins may decline, that there will be a decline in one or more portions of our business, that the Company will not be successful in improving operations performance or controlling costs, that the Company will suffer a decline in manufacturing or financial effectiveness, that the Company’s new product development will not be successful, and that the Company will not be able to secure additional financing if required, as well as risks associated with its failure to meet potential covenant requirements under future credit facilities. Further risks are detailed in the Company's filings with the Securities and Exchange Commission, including those set forth in the Company's most recent Annual Report on Form 10-K for the year ended December 31, 2005, filed on March 29, 2006, and the Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2006, is expected to be filed by November 14, 2006.

###

SOUTHWALL TECHNOLOGIES INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three months ended			Nine months ended
	September 30, 2006		October 2, 2005	September 30, 2006	October 2, 2005

Net revenues		$9,597	$12,025	$30,968	$42,844
Cost of revenues		5,667	7,921	19,301	28,979

Gross profit		3,930	4,104	11,667	13,865

Operating expenses:
Research and development		1,659	1,334	5,376	3,047
Selling, general and administrative		4,674	2,104	9,761	6,461
Impairment charge (recoveries) for long-lived assets		(325)	-	(117)	(170)
Restructuring charges		263	-	974	-

Total operating expenses		6,271	3,438	15,994	9,338

Income (loss) from operations		(2,341)	666	(4,327)	4,527

Interest expense, net		(169)	(210)	(550)	(778)
Other income (expenses), net		(18)	9	161	142

Income (loss) before provision for income taxes		(2,528)	465	(4,716)	3,891

Provision for income taxes		193	450	719	782

Net income (loss)		(2,721)	15	(5,435)	3,109

Deemed dividend on preferred stock		123	120	367	363

Net income (loss) attributable to common stockholders		$(2,844)	$(105)	$(5,802)	$2,746

Net income (loss) per share:

Basic	$	(0.11)	$0.00	$(0.22)	$0.10
Diluted		$(0.11)	$0.00	$(0.22)	$0.09

Shares used in computing net income (loss) per share:
Basic		26,957	26,788	26,907	26,727
Diluted		26,957	32,720	26,907	32,999

SOUTHWALL TECHNOLOGIES INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 30, 2006	December 31, 2005
ASSETS
Current assets:
Cash and cash equivalents	$5,032	$6,600
Restricted cash	206	402
Accounts receivable, net	4,804	6,780
Inventories, net	5,241	5,879
Other current assets	1,492	982
Total current assets	16,775	20,643

Property, plant and equipment, net	16,689	16,857
Restricted cash loans	1,063	995
Other assets	1,161	1,146
Total assets	$35,688	$39,641

LIABILITIES, PREFERRED STOCK AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long term debt	$1,030	$1,317
Line of credit	2,996	2,996
Accounts payable	1,543	1,402
Accrued compensation	1,109	1,161
Other accrued liabilities	6,300	5,076
Total current liabilities	12,978	11,952

Term debt	8,544	8,790
Government grants advanced	206	396
Other long term liabilities	2,531	2,564
Total liabilities	24,259	23,702

Series A, convertible preferred stock	4,810	4,810

Stockholders’ equity:
Common stock	27	27
Capital in excess of par value	78,050	77,828
Accumulated other comprehensive income:
Translation gain on subsidiary	3,236	2,532
Accumulated deficit	(74,694)	(69,258)
Total stockholders’ equity	6,619	11,129

Total liabilities, preferred stock and stockholders’ equity	$35,688	$39,641